FOR IMMEDIATE RELEASE
June 3, 2011

For further information contact:
Lewis J. Critelli
President and Chief Executive Officer
Norwood Financial Corp.
(570) 253-1455

Norwood Financial Corp. Announces Final
Results of Elections Regarding North Penn Merger Consideration

HONESDALE, PA  June 3, 2011.  Norwood Financial Corp. (Nasdaq Global Market: NWFL) today announced the final results of elections made by North Penn Bancorp, Inc. stockholders as to the form of merger consideration to be received in the pending merger of North Penn Bancorp with and into Norwood Financial, which was completed on May 31, 2011.

Under the terms of the merger agreement each outstanding share of North Penn common stock was converted, at the election of the holder, into either the right to receive $19.12 in cash or 0.6829 shares of Norwood Financial common stock, subject to the adjustment, election and allocation procedures in the merger agreement.  Under the merger agreement, $12,194,000 of the merger consideration (including amounts paid in cancellation of existing stock options, for unallocated shares held by North Penn’s ESOP and shares as to which dissenters’ rights were exercised) was to be paid in cash and the remainder in Norwood common stock.

Of the 1,334,844 shares of North Penn Bancorp common stock outstanding immediately prior to closing, 411,236 shares elected to receive Norwood Financial common stock;  804,729 shares (including 85,471 unallocated ESOP shares) elected to receive cash; and 118,879 shares submitted elections expressing no preference as to the form of merger consideration or did not make a valid election.

Based on the final election results and applying the adjustment, election and allocation procedures set forth in the merger agreement, North Penn stockholders who made valid elections to receive stock consideration and North Penn stockholders who failed to make a valid election, or chose to make no election, will receive stock consideration for 100% of their shares subject to such election.  North Penn stockholders who made valid elections to receive cash consideration will receive cash consideration for 65.55% of their shares and stock consideration for 34.45% of their shares subject to such election other than the unallocated ESOP shares, all of which will be converted into cash.

The cash consideration and/or a certificate for the number of shares of Norwood common stock owned by former stockholders of record of North Penn will be mailed to such stockholders beginning next week.  Former North Penn stockholders who have not previously surrendered their certificates will be receiving a letter of transmittal and instructions for surrendering their shares shortly.  Under the merger agreement, fractional shares of Norwood common stock will not be issued.  Instead, former North Penn stockholders will receive cash in lieu of fractional shares based on the average closing price of Norwood common stock for the twenty consecutive trading days ended May 31, 2011, or $27.68.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about the merger of Norwood Financial and North Penn Bancorp. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include difficulties in achieving cost savings from the merger or in achieving such cost savings within the expected time frame, difficulties in integrating Norwood Financial and North Penn Bancorp, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business in which Norwood Financial is engaged, changes in the securities markets and other risks and uncertainties disclosed from time to time in documents that Norwood Financial files with the Securities and Exchange Commission.